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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 3 ) *


                                Albertson's, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    013104104
                  --------------------------------------------
                                 (CUSIP Number)

                                 August 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |_| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)

CUSIP No.     013104104
--------------------------------------------------------------------------------

1.  Names of Reporting Persons.   Brandes Investment Partners, L.P.
    I.R.S. Identification Nos. of above persons (entities only).     33-0704072
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_|

   (b) |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------
Number of         5.  Sole Voting Power
Shares            --------------------------------------------------------------
Beneficially
owned             6.  Shared Voting Power           46,720,700
by Each           --------------------------------------------------------------
Reporting
Person            7.  Sole Dispositive Power
With:             --------------------------------------------------------------

                  8.  Shared Dispositive Power      56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by Each Reporting Person      56,546,661
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions) |_|
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)                15.35%
--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)                       IA, PN
--------------------------------------------------------------------------------

CUSIP No.   013104104
--------------------------------------------------------------------------------

1.  Names of Reporting Persons. Brandes Investment Partners, Inc.
    I.R.S. Identification Nos. of above persons (entities only).   33-0090873
--------------------------------------------------------------------------------

2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a) |_|

    (b) |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization   California
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares        ------------------------------------------------------------------
Beneficially
owned         6.  Shared Voting Power               46,720,700
by Each       ------------------------------------------------------------------
Reporting
Person        7.  Sole Dispositive Power
With:         ------------------------------------------------------------------

              8. Shared Dispositive Power           56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person            56,546,661   shares  are  deemed  to  be
                                        beneficially owned by Brandes Investment
                                        Partners,  Inc., as a control  person of
                                        the    investment    adviser.    Brandes
                                        Investment Partners,  Inc. disclaims any
                                        direct  ownership of the shares reported
                                        in  this  Schedule  13G,  except  for an
                                        amount that is  substantially  less than
                                        one per  cent of the  number  of  shares
                                        reported herein.
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)   |_|
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)  15.35%

--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)       CO, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.   013104104
--------------------------------------------------------------------------------

1. Names of Reporting Persons. Brandes Worldwide Holdings, L.P.
   I.R.S. Identification Nos. of above persons (entities only). 33-0836630
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_|

   (b) |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares        ------------------------------------------------------------------
Beneficially
owned         6.  Shared Voting Power               46,720,700
by Each       ------------------------------------------------------------------
Reporting
Person        7.  Sole Dispositive Power
With:         ------------------------------------------------------------------

              8.  Shared Dispositive Power          56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially
    Owned by Each Reporting Person      56,546,661   shares  are  deemed  to  be
                                        beneficially  owned by Brandes Worldwide
                                        Holdings,  L.P., as a control  person of
                                        the    investment    adviser.    Brandes
                                        Worldwide  Holdings,  L.P. disclaims any
                                        direct  ownership of the shares reported
                                        in this Schedule 13G.
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)  |_|
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)  15.35%
--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)    PN, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.   013104104
--------------------------------------------------------------------------------

1. Names of Reporting Persons. Charles H. Brandes
   I.R.S. Identification Nos. of above persons (entities only).

--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_|

   (b) |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization  USA
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares        ------------------------------------------------------------------
Beneficially
owned         6.  Shared Voting Power               46,720,700
by Each       ------------------------------------------------------------------
Reporting
Person        7.  Sole Dispositive Power
With:         ------------------------------------------------------------------

              8. Shared Dispositive Power           56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially
    Owned by Each Reporting Person      56,546,661   shares  are  deemed  to  be
                                        beneficially   owned   by   Charles   H.
                                        Brandes,   a   control   person  of  the
                                        investment    adviser.    Mr.    Brandes
                                        disclaims  any direct  ownership  of the
                                        shares  reported in this  Schedule  13G,
                                        except    for   an   amount    that   is
                                        substantially  less than one per cent of
                                        the number of shares reported herein.
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)  |_|
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)   15.35%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IN, OO (Control Person)
--------------------------------------------------------------------------------

CUSIP No.  013104104
--------------------------------------------------------------------------------

1. Names of Reporting Persons.   Glenn R. Carlson
   I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)  |_|

   (b)  |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization  USA
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares        ------------------------------------------------------------------
Beneficially
owned         6.  Shared Voting Power               46,720,700
by Each       ------------------------------------------------------------------
Reporting
Person        7.  Sole Dispositive Power
With:         ------------------------------------------------------------------

              8. Shared Dispositive Power           56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially
    Owned by Each Reporting Person      56,546,661   shares  are  deemed  to  be
                                        beneficially  owned by Glenn R. Carlson,
                                        a  control   person  of  the  investment
                                        adviser.   Mr.  Carlson   disclaims  any
                                        direct  ownership of the shares reported
                                        in  this  Schedule  13G,  except  for an
                                        amount that is  substantially  less than
                                        one per  cent of the  number  of  shares
                                        reported herein.
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions) |_|
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)  15.35%

--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IN, OO (Control Person)

--------------------------------------------------------------------------------

CUSIP No.   013104104
--------------------------------------------------------------------------------

1. Names of Reporting Persons. Jeffrey A. Busby
   I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) |_|

   (b) |_|
--------------------------------------------------------------------------------

3.  SEC Use Only
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization  USA
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares        ------------------------------------------------------------------
Beneficially  6.  Shared Voting Power               46,720,700
owned         ------------------------------------------------------------------
by Each
Reporting     7.  Sole Dispositive Power
Person        ------------------------------------------------------------------
With:
              8.  Shared Dispositive Power          56,546,661
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned
    by Each Reporting Person            56,546,661   shares  are  deemed  to  be
                                        beneficially  owned by Jeffrey A. Busby,
                                        a  control   person  of  the  investment
                                        adviser.  Mr. Busby disclaims any direct
                                        ownership of the shares reported in this
                                        Schedule 13G,  except for an amount that
                                        is substantially  less than one per cent
                                        of the number of shares reported herein.
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions) |_|
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9)  15.35%
--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) IN, OO (Control Person)
--------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              Albertson's Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              250 Parkcenter Boulevard, P.O. Box 20, Boise, ID 83726

Item 2(a)     Name of Person Filing:

              (i)    Brandes Investment Partners, L.P.

              (ii)   Brandes Investment Partners, Inc.

              (iii)  Brandes Worldwide Holdings, L.P.

              (iv)   Charles H. Brandes

              (v)    Glenn R. Carlson

              (vi)   Jeffrey A. Busby

Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA 92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130

Item 2(c)     Citizenship

              (i)    Delaware

              (ii)   California

              (iii)  Delaware

              (iv)   USA

              (v)    USA

              (vi)   USA

Item 2(d)     Title of Class Securities:

              Common

Item 2(e)     CUSIP Number:

              013104104

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a) |_|   Broker or dealer  registered under section 15 of the Act
                        (15 U.S.C. 78o).
              (b) |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).
              (c) |_|   Insurance  company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
              (d) |_|   Investment  company  registered  under  section 8 of the
                        Investment Company Act (15 U.S.C. 80a-8).
              (e) |_|   An   investment   adviser   in   accordance   with   ss.
                        240.13d-1(b)(1)(ii)(E).
              (f) |_|   An employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(ii)(F).
              (g) |_|   A parent holding company or control person in accordance
                        with ss. 240.13d-1(b)(1)(ii)(G).
              (h) |_|   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).
              (i) |_|   A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3).
              (j) |X|   Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

            This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)

Item 4.     Ownership:

            (a) Amount Beneficially Owned:      56,546,661

            (b) Percent of Class: 15.35%

            (c) Number of shares as to which the joint filers have:

                (i)  sole power to vote or to direct the vote: 0

                (ii) shared power to vote or to direct the vote:   46,720,700

                (iii)sole power to dispose or to direct the disposition of: 0

                (iv) shared power to dispose or to direct the disposition of:
                     56,546,661

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|. N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. N/A

Item 8.     Identification  and  Classification  of Members  of the  Group.
            See Exhibit A

Item 9.     Notice of Dissolution of Group.
            N/A

Item 10.    Certification:

            (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 9, 2005

                        BRANDES INVESTMENT PARTNERS, L.P.

                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner

                        BRANDES INVESTMENT PARTNERS, INC.


                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President



                        BRANDES WORLDWIDE HOLDINGS, L.P.


                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner

                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, Control Person

                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Glenn R. Carlson, Control Person

                    By: /s/ Adelaide Pund
                        ------------------------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.